THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.

[FORM OF]

SECURED CONVERTIBLE PROMISSORY NOTE

Up to U.S. $1,000,000

FOR VALUE RECEIVED, Bio Solutions Manufacturing, Inc., a New York corporation (the“Maker”), hereby promises to pay to __________________, or its successors and assigns (the “Payee”), at its address at ____________________________, or to such other address as Payee shall provide in writing to the Maker for such purpose, a principal sum of up to One Million Dollars (U.S.$1,000,000), reflecting the aggregate outstanding amounts under any and all loans made by the Payee to the Maker from time to time, pursuant to that certain Loan Agreement (as defined in Section 16). The aggregate principal amount outstanding under this Note will be conclusively evidenced by the schedule annexed as Exhibit B hereto (the “Loan Schedule”), up to a maximum principal amount of $1,000,000.00. The entire principal amount hereunder shall be due and payable in full on demand (the “Maturity Date”), or on such earlier date as such principal amount may earlier become due and payable pursuant to the terms hereof.

1. Interest Rate. Interest shall accrue on the unpaid principal amount of this Secured Convertible Promissory Note (the “Note”) at the rate of 8% per annum from the date of the first making of the loan for such principal amount until such unpaid principal amount is paid in full or earlier converted into shares (the “Shares”) of the Maker’s common stock, par value $0.001 per share (the “Common Stock”) in accordance with the terms hereof. Interest hereunder shall be paid quarterly or on such earlier date as the principal amount under this Note becomes due and payable or is converted in accordance with the terms hereof and shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2. Conversion of Principal and Interest. Subject to the terms and conditions hereof, the Payee, at its sole option, may deliver to the Maker a notice in the form attached hereto as Exhibit A (a “Conversion Notice”) and an updated Loan Schedule, at any time and from time to time after the date hereof (the date of the delivery of a Conversion Notice, a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note plus accrued and unpaid interest thereon, for a number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note plus the accrued and unpaid interest thereon being convened by the Conversion Price (as defined in Section 16). Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice and the Loan Schedule.

3. Certain Conversion Limitations.

(a) The Payee may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Payee, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 16) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock. Since the Payee will not be obligated to report to the Maker the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Payee or an affiliate thereof, the Payee shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder. The provisions of this Section may be waived by the Payee upon not less than 61 days’ prior notice to the Maker.

(b) The Payee may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Payee, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock. Since the Payee will not be obligated to report to the Maker the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Payee or an affiliate thereof, the Payee shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder. The provisions of this Section may be waived by the Payee upon not less than 61 days’ prior notice to the Maker.

4. Deliveries.

(a) Not later than three (3) Trading Days (as defined in Section 16) after any Conversion Date, the Maker will deliver to the Payee either (i) a certificate or certificates representing the number of Shares being acquired upon the conversion of this Note and any interest accrued thereunder being converted pursuant to the Conversion Notice (subject to the limitations set forth in Section 3 hereof), and (ii) an endorsement by the Maker of the Loan Schedule acknowledging the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted (an “Endorsement”). The Maker’s delivery to the Payee of stocks certificates in accordance clause (i) above shall be Maker’s conclusive endorsement of the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted as set forth in the Loan Schedule. The Maker shall, upon request of the Payee, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Maker under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Payee by the third (3rd) Trading Day after a Conversion Date, the Payee shall be entitled by written notice to the Maker at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Maker shall immediately return the certificates representing the principal amount of this Note and any interest accrued thereunder tendered for conversion.

(b) If the Maker fails to deliver to the Payee such certificate or certificates pursuant to Section 4(a) by the third (3rd) Trading Day after the Conversion Date, the Maker shall pay to the Payee, in cash, as liquidated damages and not as a penalty, $5,000 for each Trading Day after such third (3rd) Trading Day until such certificates are delivered. Nothing herein shall limit a Payee’s right to pursue actual damages or declare a Triggering Event (as defined in Section 6) pursuant to Section 6 herein for the Maker’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Payee shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Payee from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Further, if the Maker shall not have delivered any cash due in respect of conversions of the principal amount of this Note and any interest accrued thereunder by the third (3rd) Trading Day after the Conversion Date, then in lieu of the receipt of such cash payment, the Payee may, by notice to the Maker, require the Maker to issue shares of Common Stock pursuant to Section 2, except that for such purpose the Conversion Price applicable thereto shall be the lesser of the Conversion Price on the Conversion Date and the Conversion Price on the date of the Payee demand.

(c) In addition to any other rights available to the Payee, if the Maker fails to deliver to the Payee such certificate or certificates pursuant to Section 4(a) by the third (3rd) Trading Day after the Conversion Date, and if after such third (3rd) Trading Day the Payee purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Payee of the Shares which the Payee anticipated receiving upon such conversion (a “Buy-In”), then the Maker shall (A) pay in cash to the Payee (in addition to any remedies available to or elected by the Payee) the amount by which (x) the Payee’s total purchase price (including brokerage commissions. if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. the principal amount of the aggregate number of shares of Common Stock that the Payee anticipated receiving from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Payee, either increase the principal amount of this Note and any interest accrued thereunder in a principal amount equal-to the principal amount of the attempted conversion or deliver to the Payee the number of shares of Common Stock that would have been issued had the Maker timely complied with its delivery requirements under Section 4(a). For example, if the Payee purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of the principal amount of this Note and any interest accrued thereunder with respect to which the market price of the Shares on the date of conversion was a total of $10,000 under clause (A) of the immediately preceding sentence, the Maker shall be required to pay the Payee $1,000. The Payee shall provide the Maker written notice indicating the amounts payable to the Payee in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if the Payee requires the Maker to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Maker timely pays in full such payment, the Maker shall not be required to pay the Payee liquidated damages under Section 4(b) in respect of the certificates resulting in such Buy-In.

5. Certain Adjustments.

(a) If the Maker, at any time while any portion of the principal amount due under this Note is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Maker, then the Conversion Price (as defined in Section 16) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) If the Maker, at any time while any portion of the principal amount due under this Note is outstanding, shall issue rights, options, or warrants to all holders of Common Stock (and not to the Payee) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. However, upon the expiration of any such right, option or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such rights, options or warrants actually exercised.

(c) If the Maker, at any time while any portion of the principal amount due under this Note is outstanding, shall distribute to all holders of Common Stock (and not to the Payee) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case, the adjustments shall be described in a statement provided to the Payee of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Payee shall have the right thereafter to, at its option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing under this Note only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Payee shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Maker into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note could have been converted immediately prior to such reclassification or share exchange would have been entitled or (B) require the Maker to prepay the aggregate of its outstanding principal amount under this Note, plus all interest accrued and other amounts due and payable thereon, at a price determined in accordance with Section 6. The entire prepayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

(e) No adjustments in the Conversion Price shall be required if such adjustment is less than $0.001, provided that any adjustments which by reason of this Section are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(f) Whenever the Conversion Price is adjusted pursuant to any of Section 5(a) - (d), the Maker shall promptly mail to the Payee a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiting such adjustment.

(g) If (A) the Maker shall declare a dividend (or any other distribution) on the Common Stock; (B) the Maker shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Maker shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Maker shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Maker is a party, any sale or transfer of all or substantially all of the assets of the Maker, of any compulsory share exchange whereby the Common Stock is convened into other securities, cash or property; (E) the Maker shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Maker; then, in each case, the Maker shall cause to be filed at each office or agency maintained for the purpose of conversion of the any portion of the principal amount and interest outstanding under this Note, and shall cause to be mailed to the Payee at its last address as it shall appear upon the stock books of the Maker, at least 20 calendar days prior to the applicable record or effective date hereinafter specified. a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(h) In case of any (1) merger or consolidation of the Maker with or into another Person that would constitute a Change of Control Transaction (as defined in Section 16), or (2) sale, directly or indirectly, by the Maker of more than one-half of the assets of the Maker (on an as valued basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Maker or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Maker or another Person; then the Payee shall have the right to: (A) convert the then aggregate amount of principal and interest outstanding under this Note into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Payee shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate amount of principal and interest outstanding under this Note could have been convened immediately prior to such merger, consolidation or sale would have been entitled, (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible convertible debt with aggregate principal amount equal to the then aggregate amount of principal outstanding under this Note, plus all accrued and unpaid interest and other amounts owing thereon, which convertible debt shall have terms identical (including with respect to conversion) to the terms of this Note and shall be entitled to all of the rights and privileges of the Payee as set forth herein and the agreements pursuant to which this Note was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible debt, shall have the right to convert such debt only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation, or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange the then outstanding aggregate amount of principal and interest under this Note for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and the Payee shall be entitled upon-such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock into which the then outstanding aggregate amount of principal and interest under this Note could have been converted (taking into account all then accrued and unpaid dividends) immediately prior to such tender or exchange would have been entitled as would have been issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as to continue to give the Payee the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(i) The Maker covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the outstanding aggregate amount of principal and interest under this Note as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Payee, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Maker as to reservation of such shares set forth in the Loan Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding amount of principal and interest under this Note. The Maker covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement (as defined in Section 16) pursuant to which the Payee may resell all of the Shares issuable pursuant to the terms hereof has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

(j) Upon a conversion hereunder the Maker shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Maker elects not, or is unable, to make such a cash payment, the Payee shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(k) The issuance of certificates for shares of the Common Stock on conversion of the principal amount and interest outstanding under this Note shall be made without charge to the Payee for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

6. Mandatory Prepayment Upon Triggering Events.

(a) Upon the occurrence of a Triggering Event (as defined below), the Payee shall have the right (in addition to all other rights it may have hereunder under any Transaction Document or under applicable law), exercisable at the sole option of the Payee, to require the Maker to prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest thereon for a prepayment price, in cash, equal to the sum of (i) the Mandatory Prepayment Price plus (ii) the product of (A) the number of Shares issued in respect of conversion hereunder prior to the date of the Triggering Event and then held by the Payee and (B) the closing sales price of the Common Stock on the date such prepayment is demanded or the date the prepayment price hereunder is paid in full, whichever is greater (such sum, the “Aggregate Prepayment Amount”). The Aggregate Prepayment Amount shall be due and payable within five (5) Trading Days of the date on which the notice for the payment therefor is provided by the Payee. If the Maker fails to pay the Aggregate Prepayment Amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Maker will pay interest thereon at a rate of 17% per annum (or such lesser amount permitted by applicable law), accruing daily from such date until the Aggregate Prepayment Amount, plus all such interest thereon, is paid in full.

(b) A “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule, or regulation of any administrative or governmental body):

(i) any default in the payment of the principal or interest on or other payments owing in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date, the Maturity Date, by acceleration or otherwise);

(ii) the Maker shall default in any of its obligations under any mortgage, credit agreement, or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Maker in an amount exceeding fifty thousand dollars ($50,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(iii) if, during the Effectiveness Period (as defined in the Registration Rights Agreement), the effectiveness of an Underlying Shares Registration Statement lapses for any reason for more than an aggregate of five (5) Trading Days (which need not be consecutive Trading Days), or the Payee shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under an Underlying Shares Registration Statement for more than an aggregate of five (5) Trading Days (which need not be consecutive Trading Days);

(iv) the Maker shall fail for any reason to deliver certificates or an Endorsement to the Payee prior to the twelfth (12th) day after a Conversion Date pursuant to and in accordance with Section 4(a) or the Maker shall provide notice to the Payee, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of any or all of the outstanding amount of principal and interest under this Note in accordance with the terms hereof;

(v) the Maker shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within seven (7) days after notice is deemed delivered hereunder;

(vi) the failure of the Common Stock to be eligible for trading on the OTC Bulletin Board or listed for trading on a Subsequent Market or the suspension of the Common Stock from trading on the OTC Bulletin Board or a Subsequent Market, in either case, for more than ten (10) calendar days (which need not be consecutive days);

(vii) the Maker shall be a party to any Change of Control Transaction. shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), or shall redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Maker (other than redemptions of Shares);

(viii) the Maker or any of its subsidiaries shall commence or there shall be commenced against the Maker or any such subsidiary. a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any subsidiary thereof or there is commenced against the Maker or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Maker or any subsidiary. thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Maker or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Maker shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Maker or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Maker or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or any subsidiary thereof for the purpose of effecting any of the foregoing;

(ix) the Maker or any Subsidiary shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, any Transaction Document, and such failure or breach shall not, if subject to the possibility of a cure by the Maker or such Subsidiary, have been remedied within five (5) days after the date on which notice of such failure or breach shall have been given;

(x) the Secured Party shall determine that the obligations under this Note are no longer adequately secured by the Security Agreements and additional or other security therefor shall not be satisfactorily provided to or for the benefit of the Secured Party.

7. Secured Obligation. The obligations under this Note are secured pursuant to the Security Agreements (as defined in Section 16).

8. No Waiver of Payee’s Rights, etc. All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers, or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. The Maker hereby waives presentment of payment, protest, and notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

9. Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

10. Cumulative Rights and Remedies: Usury. The rights and remedies of the Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

11. Collection Expenses. If this obligation is placed in the hands of an attorney for collection after default, and provided the Payee prevails on the merits in respect to its claim of default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys’ fees and expenses incurred by the Payee in pursuing collection of this Note.

12. Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.

13. Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Maker may require the Payee to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

14. Due Authorization. This Note has been duly authorized, executed and delivered by the Maker and is the legal obligation of the Maker, enforceable against the Maker in accordance with its terms.

15. Governing Law. This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

16. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 33% of the voting securities of the Maker, (ii) a replacement of more than one-half of the members of the Maker’s board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Maker with or into another entity, the direct or indirect consolidation or sale of all or substantially all of the assets of the Maker in one or a series of related transactions, unless following such transaction, the holders of the Maker’s securities continue to hold at least 66% of such securities following such transaction, or (iv) the execution by the Maker of an agreement to which the Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

“Conversion Price” shall be the lower of (a) $0.05 per Share, and (b) 70% of the average of the Per Share Market Values during the three (3) Trading Days immediately preceding a Conversion Date; provided, however, that the Conversion Price shall not be lower than $0.01 per Share (subject to adjustment pursuant to Section 5 hereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Loan Agreement” means the Loan Agreement between the Maker and the Payee and other Investors (as defined in the Loan Agreement), dated the date hereof, as amended, modified or supplemented from time to time in accordance with its terms.

“Mandatory Prepayment Price” for any portion of this Note shall equal the sum of (i) the greater of (A) 130% of the principal amount of this Note to be prepaid, plus all accrued and unpaid interest thereon, and (B) the principal amount of this Note to be prepaid, plus all accrued and unpaid interest thereon, divided by the Conversion Price on (x) the date the Mandatory Prepayment Price is demanded or otherwise due or (y) the date the Mandatory Prepayment Price is paid in full, whichever is less, multiplied by the Per Share Market Value on (x) the date the Mandatory Prepayment Price is demanded or otherwise due or (y) the date the Mandatory Prepayment Price is paid in full, whichever is greater, and (ii) all costs, expenses, liquidated damages and other amounts due in respect of this Note.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Payee.

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means collectively (i) the Security Agreement, dated as of the date hereof, between the Maker, the Subsidiaries, and the Investors, as amended modified or supplemented from time to time in accordance with its terms, (ii) the Intellectual Property Security Agreement, dated as of the date hereof, between the Maker, the Subsidiaries, and the Investors, as amended modified or supplemented from time to time in accordance with its terms and (iii) the Stock Pledge Agreement, dated as of the date hereof, between the Maker and the Investors.

“Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

“Subsidiary” means any subsidiary (as defined in the Loan Agreement) of the Company.

“Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market. a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however. that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Transaction Documents” shall have the meaning ascribed in the Loan Agreement.

“Underlying Shares Registration Statement” means, collectively, one or more registration statements meeting the requirements set forth in the Registration Rights Agreement, covenanting, among other things, the resale of the Shares and naming the Payee as a “selling stockholder” thereunder.

IN WITNESS WHEREOF, the Maker has caused this Secured Convertible Promissory. Note to be duly executed and delivered as of the date first set forth above.

BIO SOLUTIONS MANUFACTURING, INC.

By: /s/ David S. Bennett
Name: David S. Bennett
Title: President

EXHIBIT A

NOTICE OF CONVERSION

Dated:

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Secured Convertible Promissory Note into shares of common stock, $0.001 par value (the “Common Stock”), of Bio Solutions Manufacturing, Inc., according to the conditions hereof, as of the date written below. No fee will be charged to the holder for any conversion.

Exchange calculations:

Date to Effect Conversion: ___________________________________________

Principal Amount and Interest of
Secured Convertible Note to be Converted: ______________________________

Number of shares of Common Stock to be Issued: ________________________

Applicable Conversion Price:_________________________________________

Signature: ________________________________________________________

Name:___________________________________________________________

Address: _________________________________________________________

EXHIBIT B

LOAN SCHEDULE

Secured Convertible Promissory Note Issued by Bio Solutions Manufacturing, Inc.

Amended and Restated (Effective Date): November 29, 2006

SCHEDULE
OF
ADVANCES, CONVERSIONS, AND PAYMENTS OF PRINCIPAL

Date of Advance/Conversion	Amount of Advance/Conversion	Total Amount Due Subsequent to Advance/Conversion